NEXT CENTURY GROWTH INVESTORS, LLC CODE OF ETHICS
(Revised December 2024)

1.SCOPE OF CODE
Next Century Growth Investors, LLC (the "Adviser") has adopted this Code of Ethics to set forth the standards of conduct expected of Employees and to require compliance with the federal securities laws. This Code also addresses the personal securities trading activities of Employees. This Code covers a broad range of business ethics and practices. It does not cover every issue that may arise, or every law that must be complied with, but it sets out basic principles to guide all Employees in the conduct of our business. Technical compliance with these policies and procedures alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of an Employee's responsibilities. All Employees are expected to abide by the spirit of the Code and the principles articulated herein and to seek to avoid even the appearance of improper behavior. Compliance with the Code is a condition of employment and violation of its provisions may be cause for termination of employment.
2.STANDARDS OF BUSINESS CONDUCT

(a)All Employees shall comply with all applicable provisions of the federal securities laws and the regulations related to those laws. In connection with providing investment management services to Clients, this includes prohibiting any activity which directly or indirectly:
•Defrauds a Client in any manner;
•Misleads a Client, including any statement that omits material facts;
•Operates or would operate as a fraud or deceit on a Client;
•Functions as a manipulative practice with respect to a Client; or
•Functions as a manipulative practice with respect to securities.

As a registered investment adviser, we are required to adopt and implement written policies and procedures reasonably designed to prevent violation of the Investment Advisers Act of 1940, as amended, and its rules. Reference is made to our Compliance Manual (which we refer to as the "Compliance Manual") for more detailed information. Employees are required to read the Compliance Manual and comply with its policies and procedures in all respects.
(b)The Adviser shall conduct its business at all times consistent with its status as a fiduciary to its Clients. This means the Adviser has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients and must act in the best interests of its Clients. Compliance with this duty requires trying to avoid conflicts of interest or at least fully disclosing all material facts concerning any conflict that does arise with respect to any Client. All Employees must strive to avoid the existence or appearance of a conflict of interest. A conflict of interest may arise in a number of situations.
•Personal Conflicts. A conflict of interest exists when a person's private interests interferes or appears to interfere with the interests of a Client. For example, your personal securities transactions raise conflicts and are specifically addressed in other sections of this Code. You must conduct all personal securities transactions in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility. Further, you have a duty to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with any of our Clients (e.g., economic interest in a vendor providing services used by Clients or an immediate family member

Last update: March 2017

who works for a brokerage firm that executes Client trades). Each Employee is required to complete a written attestation of any known conflicts or control relationships periodically. If you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict, contact the Chief Compliance Officer.
•Conflicts Among Client Interests. A conflict of interest may also arise when Adviser or our Employees have a reason to favor the interests of one Client over those of another Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated and accounts in which Employees or close friends or relatives of supervised persons have personal investments). This Code prohibits inappropriate favoritism of one Client over another Client that would constitute a breach of fiduciary duty. Reference is also made to our Compliance Manual for specific policies and procedures designed to address such conflicts (e.g., allocation of investment opportunities).
•Other Conflicts. Our Compliance Manual addresses other conflicts. Such conflicts are subject to periodic reporting and/or prior approval, all as set forth in the Compliance Manual.
(c)The Adviser has a duty to ensure the confidentiality of Client information, including Client holdings, transactions and securities recommendations. To ensure this duty is fulfilled, the Adviser has adopted this Code of Ethics to supplement its privacy policies. All Employees are required to adhere to the provisions of these policies.

3.POLICIES, PROCEDURES AND RESTRICTIONS

(a)No Employee shall divulge to any person any recommendation made to a Client, or any contemplated or completed securities transactions of a Client, except in the performance of his or her duties.
(b)An Employee shall use his or her best judgment in giving investment advice to Clients and shall not take into consideration his or her personal financial situation or interests in doing so.

(c)When engaging in a Personal Securities Transaction, an Employee shall place the interests of Clients first and avoid any actual or potential conflict of interest or abuse of his or her position.
(d)No Employee shall engage in or effect any Personal Securities Transaction involving the purchase or sale of any individual publicly traded security; provided, however, that the foregoing prohibition shall not apply to the following transactions:
(i)Purchases of employer securities purchased pursuant to an employer-sponsored automatic investment plan or, subject to the prior written approval of the Chief Compliance Officer, sales of such securities;
(ii)Transactions in securities held in accounts over which the Employee has no direct or indirect influence or control (including an unaffiliated third party with investment discretion pursuant to a written, executed investment management or advisory agreement addressing the account, a copy of which has been provided to the Chief Compliance Officer) provided the Employee does not, directly or indirectly, direct, participate in or receive advance notification or advice of any transactions insecurities purchased or sold for the accounts (all such transactions and accounts are still subject to the applicable reporting requirements set forth in Section 5 below) ; or
(iii)Transactions in closed-end or exchange traded funds.
(iv)Employees of NCG are allowed to establish accounts for NCG to manage pari passu alongside client accounts in the various portfolios.

(e)Except as set forth in Section 3(d) above, if an Employee beneficially owns securities issued in a private placement which become publicly traded while the Employee is subject to the Code, the Employee shall sell the securities within 2 years of the date the securities become publicly traded, as applicable; provided, however, that the 2-year period shall be extended by any period of time during which the Employee is subject to any limitations on resale imposed by contract or law. The Employee shall not sell any publicly traded security that is being purchased or sold for any Client,or is being considered for purchase or sale. In addition, the Employee shall obtain the prior written approval of the Chief Compliance Officer before selling any publicly traded security.

(f)If an Employee subject to the Code acquires publicly traded securities, an employee beneficially owns publicly traded securities when the Employee becomes subject to the Code, or an Immediate Family Member of such Employee acquires publicly traded securities, as a bona fide gift or by will or the laws of descent and distribution, the Employee shall sell the securities as soon as reasonably possible, or shall cause such Employee's Immediate Family Member to sell the securities as soon as reasonably possible. The Employee shall not sell any publicly traded security, or cause any publicly traded security to be sold, that is being purchased or sold for any Client, or is being considered for purchase or sale. In addition, the Employee shall obtain the prior written approval of the Chief Compliance Officer before selling any publicly traded security or causing a publicly traded security to be sold.
(g)No Employee shall acquire securities in connection with an initial public offering.

(h)No Employee shall acquire securities in connection with a private placement without first obtaining the approval of the Chief Compliance Officer, or in the case of the Chief Compliance Officer, the Chief Executive Officer of the Adviser. Such approval shall be granted in the sole discretion of the Chief Compliance Officer (or if applicable the Chief Executive Officer) who shall consider all pertinent information concerning whether acquiring such securities violates either law or the spirit of this Code of Ethics. For example, the Chief Compliance Officer (or if applicable the Chief Executive Officer) should consider whether the Employee is misappropriating an investment opportunity that should first be considered for eligible Clients, whether the Employee is receiving a personal benefit solely because of his or her position with the Adviser, or whether the opportunity is present because of directing Client business or brokerage to the underwriter. In approving or disapproving the Employee's participation in the private placement, the Chief Compliance Officer (or if applicable the Chief Executive Officer) shall document the reasons for the decision and inform the Employee in writing. The Chief Compliance Officer shall maintain a record of all such decisions.
(i)Employees are prohibited from using futures or related options on a security to evade the restrictions of this Code. Employees may not use futures or related options transactions with respect to a security if the Code would prohibit taking the same position directly in the security.

(j)It is NCG's policy that neither NCG nor any employee offer or give, or solicit or accept, in the course of business, any gifts, entertainment or other inducements: that may lead to improper or undisclosed conflicts of interest; that may be deemed lavish or extravagant; or that may present legal, regulatory or reputational risk to NCG, its employees or its clients. Subject to the above considerations, the following govern the receipt and provision of gifts and business entertainment.
(i)Under no circumstances may employees accept or provide gifts in the form of cash or cash equivalents.
(ii)The term "gift" includes the giving or receipt of gratuities, merchandise and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like, including transportation and lodging costs. Employees shall not accept any gift of more than nominal value from any broker-dealer, underwriter or placement agent that does business with or on behalf of any Client. Employees shall not accept any gift, entertainment or other thing of more than nominal value from any vendor or service provider to NCG.
(iii)Subject to the pre-approval of the CEO and then the CCO, employees are permitted to provide gifts of nominal value to business contacts, including client representatives and representatives of prospective clients.
(iv)"Business entertainment" includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, including entertainment offered in connection with an educational event or business conference. Most business entertainment typically comes in the form of meals, dinners, theatrical shows and sporting events. The term "business entertainment" does not include a social event or trip where each participant pays his or her own expenses, including the appropriate allocable portion of shared expenses, and the fair market value of any aspect of the trip (e.g., use of resort house, transportation). NCG's limits on the acceptance of gifts do not apply to business entertainment where an employee is accompanied by the business contact and complies with the following requirements. Accepting a business entertainment invitation from a business contact is appropriate, as long as the acceptance, as such, is neither so frequent nor the entertainment so extensive and lavish as to raise any question of impropriety; it is of a character such that both male and female guests would be comfortable attending; and the entertainment presents no reputational, legal or regulatory risk.
(v)The principles described above for receiving business entertainment and what constitutes appropriate business entertainment apply as well to an employee providing business entertainment, including that the employee must accompany the person receiving the business entertainment.
(vi)All gifts and business entertainment received from or given to any person(s) associated with any government, municipal, or similar authority must be approved by the CCO if above $100. Employees need to be aware that the various jurisdictions have different prohibitions and limits on gifts, and violation of these restrictions can occur without their knowledge.
(vii)All gifts and business entertainment received from or given to any union official (i.e., union or officer, agent, shop steward, employee or other representative of a union) must be pre-approved by the CCO. The Department of Labor ("DOL") typically requires reporting of gifts, entertainment, and paid expenses to union officials beyond a certain de minimis amount. These reports are made public and posted on the DOL's website.
(k)No Employee shall directly or indirectly engage, or directly or indirectly enable, assist or permit any other person to engage, in Late Trading, Excessive or Abusive Trading or Market Timing with respect to shares of any mutual funds.

(l)As noted in Section 2(a) above, the Adviser prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities. This prohibition includes the intentional creation or spreading of false information or rumors intended to affect securities prices, or other potentially manipulative conduct. If an Employee has any questions about whether the Employee is in possession of such false information and how to proceed, the Employee is to consult with the Chief Compliance Officer.

PLEASE REFER TO NEXT CENTURY GROWTH INVESTORS, LLC CODE OF ETHICS AGREEMENT FOR APPENIDX (A) AND ADDITIONAL REQUIRED DOCUMENTS.

1.6Additional Policies, Procedures, and Restrictions to Detect and Prevent Insider Trading
(a)No Employee shall engage in Insider Trading on behalf of himself or herself or others, including Clients. If an Employee learns of any Material Non-Public Information, he or she shall promptly disclose it to the Chief Compliance Officer. The Chief Compliance Officer shall promptly notify all Employees of the Adviser to abstain from all trading in the applicable security. This prohibition on trading shall apply until the Chief Compliance Officer notifies the Employees that the Material Non-Public Information has become public or otherwise has ceased to be Material Non-Public Information. The Employee shall not disclose or divulge such Material Non-Public Information, or the fact that Material Non-Public Information exists, to any other person. In addition, care should be taken so that such information is secure. For example, files containing Material Non-Public Information should be sealed and access to computer files containing Material Non-Public Information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception). Each Employee shall ensure that his or her Immediate Family Members comply with the requirements of this paragraph 4(a).

(b)Questions regarding whether any information is Material Non-Public Information must be promptly directed to and resolved by the Chief Compliance Officer.
(c)Employees must be particularly sensitive to the inadvertent receipt of such information during the course of telephone conversations and on-site meetings, and as stated elsewhere, must immediately notify the CCO if they have any questions about the potential receipt of such information

1.7Reporting Requirements; Chief Compliance Officer's Duties
Each Employee must provide an initial holdings report to the Chief Compliance Officer within 10 days of becoming an Employee and thereafter on an annual basis.
No later than 30 days after the end of each calendar quarter, each Employee must file a personal trading report with the Chief Compliance Officer or, in the case of the Chief Compliance Officer, with the Chief Executive Officer. The report must give details concerning all Reportable Transactions during the quarter in any security in which the Employee has, or by reason of any transaction acquired, any Beneficial Ownership. If no Reportable Transactions occurred during the quarter, the report must say so. The Chief Compliance Officer or, in the case of the Chief Compliance Officer's personal trading report, the Chief Executive Officer, must review, initial and date the personal trading report of each Employee before filing it.

An Employee need not report transactions: in securities that are direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares of money market mutual funds.
The Employee shall provide copies of periodic quarterly statements on any investment account maintained by the Employee (or any other account in which the Employee has a Beneficial Ownership interest) to the Chief Compliance Officer except with respect to transactions described above. Without limiting the foregoing, the Chief Compliance Officer may exclude certain accounts in which there would be a presumption that the Employee has a Beneficial Ownership interest where there are mitigating circumstances relating to such accounts. In such circumstance, the Chief Compliance Officer will require additional attestations on the Employee’s periodic compliance attestations that are provided to the Adviser. The Chief Compliance Office will document in the Employee’s personnel file any exceptions allowed pursuant to this policy and the rationale for such exceptions.
The Chief Compliance Officer shall provide each Employee with a copy of the Code of Ethics upon being employed by the Adviser and following any amendments to the Code. All Employees of the Adviser, upon being employed by the Adviser, annually thereafter, and following any amendments to the Code must certify that they have read and understand the Code, recognize that they are subject to it and, in the case of annual certifications, have complied with it during the preceding year.

The Chief Compliance Officer must: (i) take appropriate measures to familiarize all Employees of the Adviser with this Code; (ii) determine whether information received by an Insider is Material Non-Public Information; (iii) take all reasonable and necessary steps to ensure that only Employees have access to Material Non-Public Information; (iv) review, initial and date Employee holdings and personal trading reports; (v) receive reports of violations and apparent violations of the Code, investigate them promptly and appropriately, and report them to the Board of Directors of any Client that is a registered investment company; and (vi) review the trading activity of the Adviser's Clients.

1.8Reporting Violations
All Employees are required to conduct themselves consistent with the expectations and standards set forth in Sections 1 and 2 above. Improper conduct on the part of any Employee can put Clients and the Adviser at risk. Although managers and senior management ultimately have supervisory responsibility and authority regarding the Adviser, these individuals cannot stop or remedy misconduct unless they know about it.

Accordingly, all Employees are required to promptly report "apparent" or "suspected" violations in addition to actual or known violations of the federal securities laws or this Code to the Chief Compliance Officer or, if the Chief Compliance Officer is the violator or apparent violator of the Code or law, to the Chief Executive Officer of the Adviser. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the Adviser's business; material misstatements in regulatory filings, internal books and records, Client records or reports; activity that is harmful to Clients, and deviations from policies and procedures that safeguard Clients. Any Employee who discovers that he or she has violated or apparently violated the Code or laws must promptly report the matter to the Chief Compliance Officer or, in the case of the Chief Compliance Officer, the Chief Executive Officer of the Adviser. Notwithstanding the foregoing, nothing in this Code is intended to prohibit any Employee from lawfully exercising any right she or he has in connection with reporting or disclosing violations pursuant to any applicable law.
An Employee must be acting in good faith in reporting an apparent, suspected or known violation and must have reasonable grounds for the report. A malicious allegation known by the Employee to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment. Good faith allegations may be made on a confidential basis or may be submitted anonymously.
All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately.
The Adviser prohibits retaliation against individuals who in good faith report violations or apparent violations of the Code, including applicable federal securities laws, and will treat any such retaliation as a further violation of the Code. Such prohibited retaliation includes any action to directly or indirectly fire, demote, suspend, threaten, harass, or in any other manner discriminate against a reporting individual because of any lawful act done by that reporting individual. An Employee who believes she or he has been subject to retaliation or reprisal as a result of reporting under this Section is to report such concern to the Chief Compliance Officer or to the Chief Executive Officer in the event the concern pertains to the Chief Compliance Officer. Diligent enforcement of non-retaliation measures is vital to the success of the reporting process because Employees must feel they can report problems without fear of reprisal. Allegations of retaliation will be appropriately investigated and, if substantiated, appropriate disciplinary action will be taken, up to and including termination of employment.

1.9Enforcement and Sanctions
The Chief Compliance Officer has the primary responsibility for enforcing the Code and determining any sanctions with respect to violations. If the alleged violator is the Chief Compliance Officer, the Employee discovering the violation must report the matter to the Chief Compliance Officer, as well as to the Chief Executive Officer, who shall have responsibility for enforcing the Code and determining any sanctions. If the alleged violator is a member of the Adviser's Board of Directors, the Chief Compliance Officer must report the matter to the Board of Directors. In such a case, to the extent that there are one or more disinterested members of the Board of Directors, the disinterested members of the Board of Directors shall have responsibility for enforcing the Code and determining any sanctions. A violator of the Code may be terminated, suspended, reduced in salary or position or sanctioned in any other manner in the discretion of the person or persons enforcing the Code. In determining appropriate sanctions, the person or persons enforcing the Code may consider any factors they deem relevant, including, without limitation:
(i)the degree of willfulness of the violation;
(ii)the severity of the violation;
(iii)the extent, if any, to which the violator profited or benefited from the violation;
(iv)the adverse effect, if any, of the violation on any Clients;
(v)the market value and liquidity of the class of securities involved in the violation;
(vi)the prior violations, if any, of this Code by the violator; and
(vii)the circumstances of discovery of the violation. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.
A person charged with a violation of the Code shall have the opportunity to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

1.10Review and Amendments
The Chief Compliance Officer shall review this Code of Ethics on at least an annual basis. Based on this review, any regulatory developments and the functioning of the Code of Ethics during the year, the Chief Compliance Officer may amend the Code as appropriate (including any technical changes). The Chief Compliance Officer shall ensure all required approvals of the amended Code of Ethics are obtained.
In the event of such an amendment, the Chief Compliance Officer shall promptly provide all Employees with the amended Code of Ethics. All Employees shall acknowledge receipt of the amended Code of Ethics using the form of certificate attached to the Code.
Superseded versions or provisions of the Code of Ethics shall be maintained consistent with the Adviser's record retention responsibilities.

1.11Record Keeping Requirements
The following records are to be kept for five years (Minimum of two years on-site):
▪All initial and annual holdings reports
▪All quarterly personal trading reports
▪A copy of the Code of Ethics currently in effect and any that have been in effect within the past five years
▪A record of any violation of the Code of Ethics and of any action taken as a result of the violation
▪All written acknowledgements of the Code of Ethics for each person who is currently, or within the past five years was, an Employee
▪A list of persons who are currently, or within the past five years were, Employees
▪All records documenting the annual review of the Code of Ethics
▪If applicable, all records of any approval of investments in private placements

APPENDIX A

DEFINITIONS

“Beneficial Ownership” of a security means a direct or indirect “pecuniary interest” in the security. This means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. In addition to obvious instances of Beneficial Ownership, Beneficial Ownership by a person includes, without limitation, the following examples: securities Beneficially Owned by Immediate Family Members of the person (a presumption rebuttable by evidence to the contrary); securities held by a trust in which the person is a beneficiary; securities held by a partnership in which the person is a general partner or, in some circumstances, owned by a corporation in which the person is a shareholder; securities held in a portfolio from which the person is entitled to a performance-related fee (subject to limited exceptions); and securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.
“Client” means any person for whom or which the Adviser serves as an “investment adviser” within the meaning of Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Chief Compliance Officer” means the person designated by the Adviser from time to time to fulfill the role of Chief Compliance Officer.
“Control” means the power to exercise a controlling influence over the management or policies of an entity, unless this power is solely the result of an official position with the entity. Any person who directly or indirectly has the power to vote or direct the disposition of more than 25% of the voting securities of an entity is presumed to control the entity. Any person who directly or indirectly has the power to vote or direct the disposition of 25% or less of the voting securities of an entity is presumed not to control the entity. These presumptions may be rebutted by evidence to the contrary in accordance with Section 2(a)(9) of the Investment Company Act of 1940, as amended, and the rules and regulations made under that statute.

“Employees” include all members, officers and employees of the Adviser and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.
“Excessive or Abusive Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a frequency, or otherwise in a manner (including seeking to profit from differences in the timing of valuation of foreign securities held in the fund’s investment portfolio), that is likely to be detrimental to the interests of other shareholders in the fund, regardless of whether such purchases and sales are effected for purposes of market timing or otherwise.

“Immediate Family Member” of a person includes the person’s spouse, children under the age of 21 years residing with the person, and any trust or estate in which the person or any other Immediate Family Member has a Beneficial Ownership interest.

“Insider Trading” means the use of Material Non-Public Information to trade in a security or the communication of Material Non-Public Information to others. While the meaning of the term is not static, Insider Trading generally includes: (a) trading in a security by an insider, while in possession of Material Non-Public Information; (b) trading in a security by a person who is not an insider, while in possession of Material Non-Public Information, where such information either was disclosed to the person in violation of an Insider’s duty to keep it confidential or was misappropriated; and (c) communicating Material Non-Public Information in violation of a duty of trust or confidence to either the issuer or the source of the information, to any person, who then trades in a security while in possession of the information. Under SEC rules, a "duty of trust or confidence" exists in the following circumstances, among others:
•Whenever a person agrees to maintain information in confidence;

•Whenever the tipper and tippee have a history, pattern, or practice of sharing confidences, such that the tippee knows or reasonably should know that the tipper expects that the tippee will maintain its confidentiality; or

•Whenever a person receives or obtains Material Non-Public Information from his or her spouse, parent, child, or sibling.
The concept of “insider” is broad. It includes officers, directors and employees of an issuer. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, the Adviser may become a temporary insider of a Client it advises or for which it performs other services based on information it receives from the Client or otherwise has access to by virtue of the relationship. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.
“Late Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) after its net asset value per share has been determined (typically following the 4:00 p.m. close of normal trading on the New York Stock Exchange) at such previously-determined net asset value per share.

“Market Timing” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a view to profiting from short-term movements in the securities markets, regardless of whether such purchases and sales violate the market timing policies of the fund.

“Material Non-Public Information.” For purposes of this policy “material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.
Material information does not have to relate to a company’s business. For example, in Carpenter
v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

Information should be deemed “non-public” when it is not yet in general circulation or when the possessor knows or should know that the information is only available to “insiders”. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely. That information may be publicly available if one knows specifically where to look does not make the information “public” for securities trading purposes unless it is readily available and broadly disseminated.

Although issuers are generally prohibited from selectively disclosing material non-public information, disclosure of such information may occur in the context of a formal or informal meeting with a company representative. Material Non-Public Information may be in the possession of a service provider to the issuer, such as a lawyer, accountant, investment banker, or consultant. Such information may also be in the possession of friends or relatives of an issuer’s employees or service providers. A person’s relationship with the company is not determinative of whether that person possesses material non-public information. Rather, it is the nature of the information itself that must be examined. If the information possessed by an individual satisfies the definition of Material Non-Public Information set forth above, that information must be kept confidential and may not be the basis for any securities or other transactions related to the information.

For purposes of this policy, the prohibition on transactions based on the possession of Material Non-Public Information includes transactions in all securities and other instruments while in the possession of Material Non-Public Information relevant to the transaction. This includes transactions in equity securities and debt securities, including municipal securities and government-issued securities.

Mutual fund purchases and sales are also subject to the insider trading rules. To the extent an Employee possesses material, non-public information concerning any fund the Adviser subadvises, e.g., a significant valuation issue or transaction that is likely to affect the fund’s net asset value, trading on the basis of such information is also prohibited.

“Personal Securities Transaction” means a transaction in a security in which a person has or thereby acquires Beneficial Ownership. A person is considered to be “engaging in” or “effecting” a Personal Securities Transaction if the person, directly or indirectly, directs, participates in or receives advance notification or advice regarding such transaction.

“Reportable Transaction” means a Personal Securities Transaction in any security other than those specified in Section 5(c) of the Code.

HOLDINGS REPORT OF EMPLOYEES

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

     Initial         Annual
You must submit this Report to the Chief Compliance Officer not later than 10 days after you become an Employee and thereafter annually. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.
•You need not include securities holdings of the types described in Section 5(c) of the Code.

•If you have no reportable securities holdings, put an “X” in the following box , and skip to the signature line.

•Set forth the following information with respect to reportable securities holdings in which you have any Beneficial Ownership:**

Number of
Name of Issuer/Title of	Shares or
Security (including Exchange	Principal	Type of	Broker, Dealer
Ticker Symbol/CUSIP Number)	Amount	Security	or Bank Involved

(If you need additional space, please attach additional pages.)

The answers to the foregoing are true and correct to the best of my information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

Name of Employee

Dated:     ,
Signature of Employee

** Alternatively, you may attach broker-dealer or other statements reflecting these holdings as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials:

Date:

QUARTERLY TRANSACTIONS REPORT OF EMPLOYEES
(for the Quarter Ended mm dd, yyyy)

You must submit this Report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.
•You need not include transactions of the type described in Section 5(c) of the Code.

•If you had no reportable transactions and opened no new securities accounts during the quarter, put an “X” in the following box , and skip to the signature line.
•If you wish to make a statement that this Report should not be construed as an admission that you have any Beneficial Ownership in a security listed in the Report, please put an asterisk (*) next to the reported transaction(s) in that Security.

•Set forth the following information with respect to reportable transactions during the quarter in any security in which you have, or by reason of such transaction acquired, any Beneficial Ownership in the security:**

Date of Transaction/	Number of
Name of Issuer/Title of	Shares or	Nature of
Security (including	Principal Amount/	Transaction
Exchange Ticker Symbol/	Interest Rate/	(purchase,	Unit	Total	Broker, Dealer
CUSIP Number)	Maturity Date	sale or other)	Price	Price	or Bank Involved

(If you need additional space, please attach additional pages.)

Did you establish any new securities accounts with a broker-dealer or bank during the quarter?

    Yes (please provide name of firm and date account was opened below)         No

The answers to the foregoing are true and correct to the best of my information and belief.

Name of Employee

Dated:     ,
Signature of Employee
** Alternatively, you may attach broker-dealer or other statements reflecting those transactions as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.
Chief Compliance Officer Initials:

Date:

ACKNOWLEDGMENT OF CODE OF ETHICS

Please indicate below whether this is an initial acknowledgement upon employment, an annual acknowledgement, or an acknowledgement of an amended Code of Ethics.
     Initial         Annual         Amended

You must review the Adviser’s Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Chief Compliance Officer.
For the initial and annual acknowledgements, please complete the following as of the date below: I participate in the following outside activities.
Name of Organization    Position

I REPRESENT AND CERTIFY THAT I HAVE READ AND UNDERSTAND THE CODE OF ETHICS (INCLUDING THE PROVISIONS RELATING TO INSIDER TRADING) AND UNDERSTAND THAT I AM SUBJECT TO THE CODE. IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance
Officer.

Name of Employee

Dated:     ,
Signature of Employee